Exhibit 5.8

[Letterhead of Sullivan & Cromwell]

                                                                                                                                March 21, 2007

NXP B.V.,
          High Tech Campus 60,
                   5656 AG,
                             Eindhoven,
                                      The Netherlands.

Ladies and Gentlemen:

1. Introduction

                We have acted as special counsel to NXP Semiconductors UK Limited (formerly, Philips Semiconductors UK Limited; hereinafter, the “English Guarantor”) as to matters of English law, in connection with the proposed issuance by NXP B.V. and NXP Funding LLC of €1,000,000,000 principal amount Floating Rate Senior Secured Notes due 2013, U.S.$1,535,000,000 principal amount Floating Rate Senior Secured Notes due 2013, U.S.$1,026,000,000 principal amount 7 7/8% Senior Secured Notes due 2014, €525,000,000 principal amount 8 5/8% Senior Notes due 2015 and U.S.$1,250,000,000 principal amount 9 1/2% Senior Notes due

2015 (together, the “Exchange Notes”), for any and all outstanding unregistered euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9 1/2% Senior Notes due 2015 (together, the “Outstanding Notes”) pursuant to the Senior Secured Indenture, dated as of October 12, 2006 (the “Senior Secured Indenture”) among NXP B.V., NXP Funding LLC, the Guarantors (as defined therein), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Morgan Stanley Senior Funding, Inc., as global collateral agent, and Mizuho Corporate Bank, Ltd., as Taiwan collateral agent, and the Senior Unsecured Indenture, dated as of October 12, 2006 (the “Senior Unsecured Indenture”, and together with the Senior Secured Indenture, the “Indentures”), among NXP B.V., NXP Funding LLC, the Guarantors and the Trustee (together, the “Indentures”).

2. Examination of Documents

In our capacity as such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(i) the Secured Note Guarantee Supplement, dated as of November 17, 2006, among the English Guarantor, NXP B.V. and the Trustee, pursuant to which the English Guarantor agrees to become a Guarantor under the Senior Secured Indenture;

(ii) the Unsecured Note Guarantee Supplement, dated as of November 17, 2006, among the English Guarantor, NXP B.V. and the Trustee, pursuant to which the English Guarantor agrees to become a Guarantor under the Senior Unsecured Indenture (together with the document described in (i) above, the “Note Guarantee Supplements”);

(iii) a copy of the Certificate of Incorporation and a Certificate of Incorporation on Change of Name in respect of the English Guarantor;

(iv) the minutes of a meeting of the directors of the English Guarantor held on November 17, 2006 (the “Minutes”);

(v) a board memorandum, dated November 17, 2006 (the “Board Memorandum”), signed by Michael Gallagher and Gary Munro, as directors of the English Guarantor (the “Directors”)

(vi) the memorandum and articles of association of the English Guarantor;

(vii) an officer’s certificate from Michael Gallagher, as secretary and director of the English Guarantor, dated November 17 , 2006 (the “Officer Certificate”);

(viii) the written resolution of the English Guarantor, dated November 17, 2006, approving, among other things, the execution by the English Guarantor of the Note Guarantee Supplements;

(ix) a statutory declaration on Form 155(6)a (and annexures thereto), dated November 17, 2006, made by Michael Gallagher;

(x) a statutory declaration on Form 155(6)a (and annexures thereto), dated November 17, 2006, made by Gary Munro (together with the document described in (ix) above, the “Statutory Declarations”); and

(xi) an auditors’ report by KPMG, dated November 17, 2006, addressed to the Directors, being the report annexed to each Statutory Declaration (the “Auditors Report”).

3. Searches and Enquiries

For the purposes of this opinion, we have made the following searches and enquiries:

(i) a search against the entries and filings shown in respect of the English Guarantor on the Companies House online service “Companies House Direct” on March 21, 2007 which revealed no order or resolution for the winding up of the Company and no notice of the appointment of a receiver or administrator in relation to the Company; and

(ii) a telephone enquiry of the Central Registry of Winding-up Petitions made at 10:16 a.m. on March 21, 2007 which revealed that no petition for the winding up of the English Guarantor had been presented.

4. Opinion

Based on the foregoing and on the assumptions set out in Section 6 below, subject to the limitations set out in Section 5 below and the reservations set out in Section 7 below, we are of the opinion that:

(i) the English Guarantor is a company duly incorporated in England under the Companies Act 1985; and

(ii) the English Guarantor has duly authorized, executed and delivered the Note Guarantee Supplements.

5. Limitations

This opinion:

(i) relates solely to English law as applied by the English courts at the date hereof, and we express no opinion as to the effect of the law of any other jurisdiction;

(ii) speaks as of the date hereof as based on the documents identified above;

(iii) is strictly limited to the matters stated herein and no opinion may be inferred or implied except as expressly stated herein; and

(iv) is governed by, and shall be construed in accordance with, English law.

6. Assumptions

For the purposes of this opinion, we have assumed:

(i) the genuineness of all signatures, stamps and seals on all documents submitted to us, the completeness and authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us;

(ii) that the meeting of the directors of the UK Guarantor held on November 17, 2006 was duly convened and held; that the requisite quorum was present; and that the resolutions appearing in the Minutes are a true record of such proceedings at such meeting and are in full force and effect and have not been amended, revoked or suspended;

(iii) the accuracy as of the date thereof of the statements in the Officer’s Certificate and the determinations, opinions and conclusions of the Directors set forth in the Minutes and the Board Memorandum;

(iv) that the Directors had, as of the date thereof, reasonable grounds for the opinions expressed in the Statutory Declarations;

(v) the accuracy as of the date thereof of the statements in the Auditors Report;

(vi) that the English Guarantor had, as at the date of the Note Guarantee Supplements, net assets which were not reduced by the financial assistance provided by virtue of the execution and delivery of the Note Guarantee Supplements, or to the extent that they were reduced, the financial assistance was provided out of distributable profits of the English Guarantor;

(vii) that the execution and delivery of the Note Guarantee Supplements and the performance of its obligations thereunder will sufficiently benefit and is in the interests of the English Guarantor;

(viii) the Directors acted in good faith and in the interests of the English Guarantor in approving the Note Guarantee Supplements; and

(ix) that no law of any jurisdiction outside England would render the execution, delivery, or performance of the terms of the Note Guarantee Supplements illegal or ineffective and that, insofar as any obligation under the Note Guarantee Supplements falls to be performed in any jurisdiction other than England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

7. Reservations

This opinion is subject to the following reservations:

(i) we express no opinion as to:

(a) the validity and legally binding nature or the enforceability of the obligations of the English Guarantor under the Note Guarantee Supplements; or

(b) the due authorization, execution and delivery by the English Guarantor of, or the validity and legally binding nature of the obligations of the English Guarantor under, any agreement entered into by the English Guarantor, whether in connection with the Indentures or otherwise, other than the Note Guarantee Supplements;

(ii) we express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the execution, delivery and performance of the Note Guarantee Supplements;

(iii) we express no opinion as to whether the execution, delivery and performance by the English Guarantor would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which it is a party; and

(iv) the search on Companies House Direct referred to above is not conclusively capable of revealing whether or not:

(a) a winding up order has been made in respect of a company; or

(b) a resolution for the winding up of a company has been passed; or

(c) an administration order has been made in respect of a company; or

(d) a receiver, administrative receiver, liquidator or administrator has been appointed in respect of a company, since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the electronic records of the relevant company immediately; and

(v) the enquiry with the Central Registry of Winding-up Petitions referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.  We have not made enquiries of any County Court as to whether any petition of the appointment of an administrator has been presented to, or any administration order has been made by, such County Court against the relevant companies.

This opinion is being furnished to you in connection with the filing with the U.S. Securities and Exchange Commission of the Registration Statement on Form F-4 by NXP B.V., NXP Funding LLC and the Guarantors (the “Registration Statement”) and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the United States federal securities laws.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.

We are admitted to practice in England and Wales.

Very truly yours,

_______________________________________

/s/ SULLIVAN & CROMWELL LLP